EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated February 18, 2005, with respect to the consolidated financial statements included in the filing of the Registration Statement (Form SB-2/Amendment No. 3) of FindEx.com, Inc. for the fiscal years ended December 31, 2004 and 2003.

/s/ Chisholm, Bierwolf & Nilson
Chisholm, Bierwolf & Nilson, LLC
Bountiful, UT
August 29, 2005